Exhibit (c)(4)

PROJECT ROCKET SPECIAL COMMITTEE MATERIALS APRIL 13, 2012

TABLE OF CONTENTS I. TRANSACTION OVERVIEW II. SUMMARY VALUATION ANALYSIS APPENDIX A. VALUATION SUPPORT B. ROCKET STOCK PERFORMANCE C. ADDITIONAL INFORMATION 2

DISCLAIMER The following pages contain material provided to the Special Committee of the Board of Directors (the “Special Committee”) of ROCKET (the “Company”) by Stephens Inc. (“Stephens”) in connection with the proposed transaction involving the Company. The accompanying material was compiled or prepared on a confidential basis solely for the use of the Special Committee and not with a view toward public disclosure under any securities laws or otherwise. The information contained in the accompanying material was obtained from the Company and other sources. Any estimates and projections contained herein have been prepared or adopted by Management of the Company obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Stephens does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Stephens assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Stephens and upon the assurances of the managements of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to Stephens. The accompanying material was not prepared for use by readers not as familiar with the Company as the Special Committee and, accordingly, neither the Company nor Stephens nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Special Committee. The accompanying material is necessarily based upon information available to Stephens, and financial, stock market and other conditions and circumstances existing and disclosed to Stephens, as of the date of the accompanying material. Stephens does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, tax or accounting advice. 3

I. TRANSACTION OVERVIEW

TRANSACTION BACKGROUND § Stephens is representing the Special Committee of ROCKET in connection with its consideration of a going private transaction proposal received from Lee Equity Partners§ Lee Equity first met ROCKET Management three years ago to consider a possible going private transaction, but could not get comfortable with the complicated business model Lee Equity has stayed in touch with Management since that time § As ROCKET has restructured and disposed of many of its ancillary businesses to focus on wealth management, Lee Equity became more interested§ In June 2011, Lee Equity began seriously working with Management under the terms of a confidentiality agreement, and Lee Equity submitted a formal proposal on September 30, 2011 Price indicated at a range of $8.00 to $8.25 per share, subject to due diligence § Stephens was hired by the Special Committee on October 21, 2011§ A lengthy negotiation ensued primarily focused on price and process § After preliminarily agreeing on a price in January 2012 at $8.85 per share and a 40 day go-shop period (plus 20 days if a proposal that is reasonably expected to lead to a Superior Proposal emerges), the parties extensively negotiated the various provisions of the transaction agreements 5

TRANSACTION OVERVIEW $8.85 / share Public Lee Equity Shareholders ~$55.0mm Cash and Stock 24.0% (Put) Ric Edelman ROCKET ~$55.0mm Cash & Stock Various Ownership 24.0% Stakes Ownership 76.0% Ownership Edelman Financial High Net Worth Services (“Mass Miscellaneous NonSegment Affluent” Segment) Core Assets ($9.4 billion AUM) ($7.0 billion AUM) 50.1% – 100.0% Ownership Stakes Eight Subsidiaries and Six Branches 6

SUMMARY OF KEY TRANSACTION TERMS § Acquisition of ROCKET by Lee Equity Partners (“Lee Equity”) in an all cash transaction Transaction § Under the merger agreement (the “Merger Agreement”), an indirect subsidiary of Lee Equity will Merger merge (the “Merger”) into ROCKET, and all outstanding ROCKET shares and options will be converted into the right to receive $8.85 in cash (less the applicable exercise price)§ $8.85 per share for all outstanding common shares and options (less the applicable exercise price), representing: Merger – 39.2% premium to most recent close ($6.36 on 4/12/12) Consideration – 30.4% premium to 30 day average ($6.79 as of 4/12/12) – 2.5% premium to 52 week high closing price ($8.63 on 4/29/11) § Consideration of $8.85 per share implies a $268.1mm equity value and $253.1mm enterprise value Implied Multiples – 10.9x – 11.6x Adjusted 2011 EBITDA (a) – 8.5x 2011 EBITDA (b) Go-Shop§ 40-day period to solicit proposals from third parties, plus 20 days to sign a Superior Offer Provision§ Lee Equity has the right to match any Superior Offer§ $4.0mm (1.5% of ROCKET equity value) in the go-shop period Termination Fee § $8.0mm (3.0% of ROCKET equity value) after go-shop period § ROCKET’s only remedy for breach of the Merger Agreement is a reverse termination fee in the amount of $16.0mm, absent fraud; provided, however, that ROCKET will be entitled to specifically Reverse Termination enforce Lee Equity’s equity commitment if its debt financing is available and all other conditions to Fee closing are satisfied (a) Low and high multiples of adjusted EBITDA are based on enterprise value and EBITDA adjusted to exclude the estimated low and high market value and related EBITDA related to “Non-Core” assets. (b) EBITDA is adjusted to exclude non-recurring expenses and losses on discontinued operations as disclosed by ROCKET. 7

SUMMARY OF KEY TRANSACTION TERMS (CONT’D) § Under certain circumstances, ROCKET will reimburse Lee Equity’s expenses (in addition to the break- Expense up fee) up to $1.0mm of such expenses (during the go-shop period) and up to $2.0mm of such Reimbursement expenses (after the go-shop period) § Edelman has a pre-existing contractual right to put his 24.0% interest in Edelman Financial Services (“EFS”) to ROCKET § Price is based on EFS’s TTM pre-tax income (plus amortization) multiplied by 9.5x Edelman Put § Simultaneously with Merger, Edelman will exercise his put, to be funded by Lee Equity – Estimated put price ($55.0mm) is approximate $10.2mm discount to value of EFS interest at implied multiple to be received by public stockholders (a) § Management is expected to roll over 50.0% of pre-tax proceeds into surviving company equity Management Rollover – Estimated to be approximately $63.2mm, including proceeds of Edelman put exercise § A proposal to acquire more than 50.0% of ROCKET shares that the Special Committee determines in Superior Proposal good faith would (i) result in a transaction that is more favorable to ROCKET public shareholders from a financial point of view and (ii) is reasonably capable of being consummated on the terms proposed§ Stockholders holding approximately 25% of ROCKET outstanding shares will agree to vote their shares in favor of the Merger Voting Agreement – Parties expected to include George Ball, Ric Edelman, Ben Morris and Don Sanders – The Voting Agreement will terminate upon termination of the Merger Agreement, including upon acceptance by ROCKET of a Superior Proposal § Key managers, including Ric Edelman, Ed Moore, George Ball, Rick Berry, Bruce McMaken, Lesley Employment Roberts and Joe Bottazzi are expected to enter into 1 – 4 year employment agreements with Agreements customary compensation and equity incentive arrangements (a) Based on Transaction EBITDA multiple of 10.9x, assuming Non-Core asset value of $2.07 per share. 8

SUMMARY OF KEY TRANSACTION TERMS (CONT’D) Limited Guarantee§ Lee Equity funds will guarantee the reverse termination fee under the Merger Agreement § A total of $139.2mm, including: $92.8mm of senior financing to be provided by Fortress Investment Group and $46.4mm to be provided by Ares Management. An additional $10.0mm revolving credit Debt Commitment facility will be provided by Fortress Investment Group (only $0.5mm of which can be drawn at closing). Length of commitment is 180 days. Conditions in debt commitment letters are generally consistent with those in Merger Agreement§ Lee Equity has received an additional commitment letter from Fortress Credit Corporation to purchase EADV Note Purchase the Company’s interest (quarterly preferred distribution) in Endowment Advisers for $37.8mm; net proceeds are expected to total $20.6mm§ Lee Equity funds will commit to purchase approximately $132.0mm of equity securities of the Equity Commitment surviving company upon obtaining debt financing and closing of the Merger § Minimum AUM – Upon closing, the minimum AUM of EFS must be at least 85.0% of such amount as of February 29, 2012, taking into account both client inflows and outflows, but excluding the effects of market fluctuations – Lee Equity will buy (for its account and at its expense) market put options to cover post-signing AUM losses attributable to market fluctuations § Material Adverse Effect – Customary Conditions to Closing § Shareholder Approval – Two-thirds of outstanding shares (Texas requirement), plus majority of minority shares (agreed to by parties) § EADV condition: ROCKET will give very limited representations about ownership of EADV receivable, the breach of which would give Lee Equity the right not to close and not to pay a reverse termination fee § Other customary conditions § Signing could occur on Sunday, April 15, with announcement before the market opens on Monday, Timing Considerations April 16 9

TRANSACTION DETAILS (Dollars in Millions) EADV Net Procee ESTIMATED SOURCES AND USES OF FUNDS Spons or Equi ty Rol l over Equi ty Lender Coi nves t Tota l Sources I n Owner Lee Equi ty $ Ma na gement Rol l over Lenders (Coi nves tment) Total $ Note: These tables reflect an estimate of a range of deal sources and uses and pro forma ownership derived from discussions with Management and various transaction agreements. (a) 12/31/11 cash, adjusted for $8.0mm paid to redeem Fletcher warrant, $5.5mm forecasted distribution of retained earnings due to Edelman as minority shareholder of EFS, $3.0mm contingent payment to principals of GFS, two quarterly debt repayments totaling $2.9mm, two dividend payments totaling $2.9mm and 1H12 forecasted cash flow of $4.9mm. Assumes minimum cash of $10.0mm. (b) Financing to be provided by Fortress Credit Co LLC. (c) Financing to be provided by Ares Mezzanine Partners, L.P. (d) Asset to be purchased by Fortress Credit Corp. for $37.8mm. Net proceeds are net of $2.8mm payment to members of Management, $0.6mm broker’s fee and $13.8mm of taxes. (e) Equity commitment of up to $132.0mm to be provided by Lee Equity. (f) Based on contribution agreements with Ric Edelman, Don Sanders, George Ball, Ben Morris, Bruce McMaken and Ed Moore. (g) Ares and Fortress have the option, but have not formally committed, to invest up to $13.0mm. 10

VALUATION MULTIPLES – CURRENT MARKET (Dollars in Millions, Except per Share) 2011 EBITDA EV / 2011 EBIT 2012E EBITDA EV / 2012E EBI (a) Unadjusted Core EPS ($0.46) represents the Company’s reported “Core” EPS, which adjusts for nonrecurring items. Adjusted Core EPS ($0.15) excludes $6.0mm and $5.5mm of earnings from EADV and PTC, respectively. (b) Core Cash EPS defined as Core EPS plus tax-effected amortization per share. (c) Based on equity value to common plus $16.2mm debt, and less $31.2mm cash as of 12/31/11 (cash adjusted for $8.0mm paid to redeem Fletcher warrant, $5.5mm forecasted distribution of retained earnings due to Edelman as minority shareholder of EFS, $3.0mm contingent payment to principals of GFS, two dividend payments totaling $2.9mm and 1H12 forecasted cash flow of $4.9mm; cash and debt adjusted for two quarterly debt repayments totaling $2.9mm). Note: The two columns labeled “Adjusted for Non-Core Assets” (Low and High) include enterprise values, per share prices, EBITDA and cash EPS adjusted to exclude the estimated market value and related EBITDA and cash EPS related to “Non-Core” assets. 11

VALUATION MULTIPLES – TRANSACTION (Dollars in Millions, Except per Share) 2011 EBITDA EV / 2011 EBIT 2012E EBITDA EV / 2012E EBI (a) Unadjusted Core EPS ($0.46) represents the Company’s reported “Core” EPS, which adjusts for nonrecurring items. Adjusted Core EPS ($0.15) excludes $6.0mm and $5.5mm of earnings from EADV and PTC, respectively. (b) Core Cash EPS defined as Core EPS plus tax-effected amortization per share. (c) Based on equity value to common plus $16.2mm debt, and less $31.2mm cash as of 12/31/11 (cash adjusted for $8.0mm paid to redeem Fletcher warrant, $5.5mm forecasted distribution of retained earnings due to Edelman as minority shareholder of EFS, $3.0mm contingent payment to principals of GFS, two dividend payments totaling $2.9mm and 1H12 forecasted cash flow of $4.9mm; cash and debt adjusted for two quarterly debt repayments totaling $2.9mm). Note: The two columns labeled “Adjusted for Non-Core Assets” (Low and High) include enterprise values, per share prices, EBITDA and cash EPS adjusted to exclude the estimated market value and related EBITDA and cash EPS related to “Non-Core” assets. 12

II. SUMMARY VALUATION ANALYSIS

VALUATION APPROACH – CORE BUSINESS § No directly relevant public companies exist § Examined current 2011 and 2012E trading multiples of selected publicly traded companies with characteristics or business units that are similar to ROCKET (including broker/dealers with RELEVANT PUBLIC majority of revenue from retail delivery and to a lesser degree, asset managers) COMPANIES § Key metrics include EBITDA, EPS and Cash EPS, as well as relative growth, margins, returns on capital, size, etc. § Few substantially relevant transactions with disclosed multiples RELEVANT § Reviewed multiples paid in selected acquisitions of other broker/dealer, asset management and TRANSACTIONS wealth advisory companies § Derived a valuation by discounting the projected free cash flows for the Company based on Management estimates over the next three years and a terminal value in three years based on a DISCOUNTED CASH FLOW multiple of EBITDA and a multiple of Net Income§ Utilized Company weighted average cost of capital and cost of equity § Valuation based on Company projected cash flows, currently available debt and equity and LEVERAGED BUYOUT estimated financial sponsor return thresholds based on estimated risk § Reviewed premiums paid for historical change of control transactions in the financial services PREMIUMS PAID industry and similarly sized public companies § Reviewed publicly available Wall Street analyst research and estimates RESEARCH ESTIMATES 14

NON-CORE ASSETS VALUATION APPROACH (Dollars in Millions, Except per Share) 1 Assets ( STEPHENS UTILIZED MULTIPLE VALUATION METHODOLOGIES IN ANALYZING THE COMPANY’S NON-CORE ASSETS l § Worked with Management to understand the after-tax market value of non-core assets such as long-term receivables and other privately held investments § Utilized Management’s R discounted cash flow analysis, book value, term sheet negotiations and cash flow coverage ratios to arrive at a range of values Management provided additional detail and assumptions to estimate a high and low marketable value for non-core assets, for which the high end approximates net book value (a) Other GFS Earnout (g) Total Value per Shar (a) Estimated market values reflected herein are based on information provided by Management and take into account the illiquidity of many of these assets/investments. Estimated market values reflect estimates based on such information to reach an informed opinion, and do not constitute an appraisal or certification of value. (b) Net of estimated deferred tax liability and any other related liabilities as of 12/31/11. (c) Calculated based on negotiations with a prospective buyer at an estimated offer price of $68.5mm. ROCKET’s ownership in PTC would result in a pre-tax value of $23.0mm to the Company, or $14.7mm after tax. (d) Level 1 Assets consist primarily of ROCKET common stock. (e) Level 2 & 3 Assets consist of warrants and other securities, primarily associated with private equity investments. (f) Estimated low market values based on discussions with Management. The expected amounts to be realized from certain long-term, non-trade receivables is less than book value in certain instances. (g) Represents the cash portion of the GFS earnout and CAGR adjustment. Estimated low market value for this liability is based on the book value of the estimated earnout. High market value of this liability includes only the value of the GFS earnout currently “in-the-money”. 15

PER SHARE VALUATION RANGE 1 (Dollars in Millions, Except per Share) 7 1 $ Note: Assumes net cash of $15.0mm (adjusted for $8.0mm paid to redeem Fletcher warrant, $5.5mm forecasted distribution of retained earnings due to Edelman as minority shareholder of EFS, $3.0mm contingent payment to principals of GFS, two dividend payments totaling $2.9mm, two quarterly debt repayments totaling $2.9mm and 1H12 forecasted cash flow of $4.9mm). Shares include accelerated vesting of RSUs and exercise of options with a strike below $8.85/share. Estimated EBITDA, Cash Net Income and Net Income based on Management Projections adjusted to separate Core Business operating earnings from Non-Core Asset earnings (valued separately). (a) Based on 30 day average closing share price of $6.79 as of 4/12/12. (b) Future price targets (typically 12-month projections) based on two most recent research reports published as of 4/9/12. 16

CONSOLIDATED INCOME STATEMENT (Dollars in Net Income Cash Net Income Margins: EBITDA Net Income Source: Based on Management projections, reaffirmed by Management as of 4/10/12, adjusted for (i) earnings from non-core assets and (ii) for 2010 and 2011, for non-recurring items identified by Management. Note: Assumes 40% tax rate in all periods. (a) Cash Net Income defined as GAAP Net Income plus tax-effected amortization. 17

KEY FORECAST ASSUMPTIONS/DRIVERS (Dollars in Millions, Except AUM in Billions) Net Corporate Overh % Growth Consolidated EBITDA % Growth Margin Source: Management projections. (a) Revenue yield calculated based on average AUM. 18

APPENDIX

A. VALUATION SUPPORT

TRADING VALUES FOR SELECT RELEVANT INDUSTRY PARTICIPANTS

(Dollars in Millions, Except per Share)

BROKER/DEALERS

Company	Ticker	Price 4/12/12	% of 52 Week High	Market Cap	Enterprise Value *(a)*	EBITDA Margin	Price to Cash Earnings 2011	Price to Cash Earnings 2012E *(b)*	EV / EBITDA 2011	EV / EBITDA 2012E *(b)*	EPS Growth 11 - 12E
Charles Schwab Corporation	SCHW	$ 14.24	75.3%	$ 18,118	$ 11,440	35.8%	20.1x	20.1x	6.8x	7.1x	0.0%
TD Ameritrade Holding Corporation	AMTD	19.51	86.3%	10,703	11,119	44.1%	16.1	15.9	9.2	9.6	1.7%
Raymond James Financial, Inc.	RJF	36.13	94.6%	4,974	4,834	16.8%	15.1	14.7	8.6	7.9	2.5%
LPL Investment Holdings Inc.	LPLA	36.99	95.0%	4,120	4,699	13.0%	17.1	15.2	10.6	9.6	13.0%
Stifel Financial Corp.	SF	36.90	78.6%	1,909	1,884	17.4%	14.7	12.0	7.6	5.2	23.2%
					Mean	**25.5%**	**16.6x**	**15.6x**	**8.6x**	**7.9x**	**8.1%**
					Median	**17.4%**	**16.1**	**15.2**	**8.6**	**7.9**	**2.5%**

ASSET MANAGERS

Company	Ticker	Price 4/12/12	% of 52 Week High	Market Cap	Enterprise Value *(a)*	EBITDA Margin	Price to Cash Earnings 2011	Price to Cash Earnings 2012E *(b)*	EV / EBITDA 2011	EV / EBITDA 2012E *(b)*	EPS Growth 11- 12E
BlackRock, Inc.	BLK	$ 201.71	96.3%	$ 36,215	$ 39,333	40.3%	16.3x	14.6x	10.9x	10.1x	11.5%
Invesco Ltd.	IVZ	25.37	94.2%	11,368	18,075	28.9%	14.6	13.0	15.2	14.3	12.7%
Ameriprise Financial, Inc.	AMP	54.73	85.9%	12,136	17,632	21.4%	10.9	9.3	8.1	7.5	17.2%
T. Rowe Price Group, Inc.	TROW	63.07	94.0%	16,001	15,104	46.9%	21.6	19.3	11.6	10.5	12.0%
Affiliated Managers Group, Inc.	AMG	110.74	96.1%	5,732	7,566	28.3%	14.3	13.3	16.0	14.2	8.0%
Eaton Vance Corp.	EV	27.17	79.7%	3,148	3,755	38.2%	15.5	14.5	8.1	8.8	6.9%
Federated Investors, Inc.	FII	21.46	79.6%	2,227	2,540	30.9%	14.3	12.8	9.3	8.6	12.0%
Waddell & Reed Financial, Inc.	WDR	31.27	75.3%	2,677	2,540	26.0%	15.3	15.2	8.2	7.6	0.5%
Cohen & Steers, Inc.	CNS	34.73	84.9%	1,518	1,395	38.8%	28.2	20.6	15.1	12.2	37.4%
GAMCO Investors, Inc.	GBL	47.33	89.3%	1,251	1,252	39.0%	18.1	14.8	9.9	8.7	22.2%
Epoch Holding Corporation	EPHC	24.80	93.8%	577	537	NA	34.4	24.8	NA	NA	38.9%
					Mean	**33.9%**	**18.5x**	**15.7x**	**11.3x**	**10.3x**	**16.3%**
					Median	**34.5%**	**15.5**	**14.6**	**10.4**	**9.4**	**12.0%**

Source: Company filings, Capital IQ & SNL Financial.

Criteria: Selected broker/dealers and asset managers, generally with expected EPS growth, market caps between $500.0 million and $40.0 billion, available earnings estimates and a majority of revenue derived from asset management and retail commissions.

Note: No directly comparable public companies exist. We note that the selected group are much larger companies than ROCKET, with greater market liquidity.

(a) Enterprise Value calculated as market cap plus debt and less cash (with certain exceptions). For SCHW and AMTD, restricted cash is not deducted. For RJF and SF, cash at bank subsidiaries is not deducted.

(b) FactSet median estimates.

Stephens | 21

RELEVANT ASSET MANAGER AND BROKER/DEALER TRANSACTIONS (Dollars in Millions) Source: SNL Financial & company filings. Transaction values exclude contingent consideration and retention bonuses. Criteria: Selected Asset Manager & Broker/Dealer M&A Transactions since 1/1/05 for which EBITDA or PE multiples were available. (a) EBITDA and earnings are expected NTM EBITDA and pre-tax earnings (tax-effected at 40%) as reported by Raymond James management. (b) EV/LTM EBITDA multiple provided by ROCKET Management. (c) Deal value of $127mm and related multiple reflects the average of the of the high and low value, subject to payment of a special dividend at closing. 22

DISCOUNTED CASH Total ANALYSIS Shares MULTIPLE Outstandi (Dollars in Millions, Except per Share) Implied Price Per Share Note: Future value discounted back to 6/30/12 for analytical purposes. Based on Management’s projections. (a) Net cash adjusted for $8.0mm paid to redeem Fletcher warrant, $5.5mm forecasted distribution of retained earnings due to Edelman as minority shareholder of EFS, $3.0mm contingent payment to principals of GFS, two dividend payments totaling $2.9mm, two quarterly debt repayments totaling $2.9mm and 1H12 forecasted cash flow of $4.9mm. (b) Fully diluted shares outstanding and options proceeds assuming options and warrants with a strike price below $8.85 are “In-the-Money.” 23

DISCOUNTED Total ANALYSIS SharesMULTIPLE Outst (Dollars in Millions, Except per Share) Implied Price Per Sh Note: Future value discounted back to 6/30/12 for analytical purposes. Based on Management’s projections. (a) Fully diluted shares outstanding and options proceeds assuming options and warrants with a strike price below $8.85 are “In-the-Money.” 24

WEIGHTED AVERAGE COST OF CAPITAL (Dollars in Millions) Epoch Investmen Comparable Mea ROCKET (a) Source: Ibbotson Associates' "Stocks, Bonds, Bills and Inflation 2011 Yearbook". (b) Defined as comparable mean unlevered beta * (1+((1-target's tax rate) * target's debt/equity)). (c) 2 year levered beta relative to the S&P 500. Source: Bloomberg adjusted beta as of 4/12/12. (d) Defined as current market capitalization. (e) Defined as levered beta/(1+((1-tax rate) * debt/equity)). 25

LEVERAGED BUYOUT ANALYSIS Adj us ted Purchas e Pri ce Purchase of Equity (Dollars in Millions, Except per Share) Ful l y Di l uted Shares Outs Minority ng Put Purch Impl i ed Adj us ted Equi tyRefinance Val ue Existing Pl us : Debt (6/30/12) Financing Fees Les s : Cas h (6/30/12) AUM Hedge Impl i ed Adj us ted Enterpri s e Val ue Fi na ncea bl e EBI TDA Transaction Expen Adj us ted EBI TDA PTC Ea rni ngs Total Uses Purcha s ed Mi nori ty I nteres ts Tota l Fi na ncea bl e EBI TDA 2014E ILLUSTRATIVE RETURNS SUMMARY Levera ge Mul ti pl e Exi t Mul t. EV Pro Forma Ownership 7.5x $ 330. Spons or Rol l over Equi ty 8.0x 352. Lenders (Coi nves tment) 8.5x 375. Ma na gement I ncenti ve 9.0x 397. Tota l 9.5x 419. ADDITIONAL ASSUMPTIONS § This analysis is based on our current understanding and assumptions of the proposed LBO structure being used by Lee Equity — Assumes $2.0mm of annual public company cost savings — Min cash: $10.0mm — Assumes incremental annual cost of $120,000 for key man insurance — 2.0% and 4.0% financing fees for the Term Loan and Subordinated Debt, respectively — Excess cash flow used to pay down Transaction Debt (subordinated debt is paid — Management incentive expected to be 16.25% of pro forma ownership down first) — Lenders expected to coinvest. Estimated at $13.0mm. — Tax rate: 40% (a) IRR assumes Sponsor Equity is allocated between the core business and non-core business by the ratio of Adjusted Price to Purchase Price. At the midpoint non-core asset value of $1.87, 78.9% ($6.98 / $8.85) of the Sponsor Equity, or $98.6mm, is allocated to the core business IRR calculation. 26

TRANSACTION PREMIUM (Per Share Values) Last Close (4/12/ Last Close (9/29/ 30 Day Average ( 60 Day Average ( 90 Day Average ( 12 Month Averag (a) Closing price day prior to receipt of initial LOI from Lee Equity. 27

1 Da > 100% SUMMARY 3.2% > PREMIUMS PAID 5 Mea n § 90.0%recent - 100.0% transactions Medi 90. 4. a n 100.0% 0 15 transactions with targets in the financial services industry) 80.0% with following -characteristics: 90.0% 80.1.1% 90. Public target, traded on a major exchange 1 Da 70.0% . .- - 80.0% 70.4.3% 80.0 4 Closed transactions since 1/1/2010 Mea n 60.0% Excluded transactions -in70.0% estate energy Medi 60.4.3% a n 70.0% 6 industries 50.0% Positive EBITDA - 60.0% 1.0.6% 60.0% 8 40.0% Target value - 50.0% $100 500 4011.0% .7% 50.0% 14 million 30.0% DISTRIBUTION -OF40.0% PREMIUMS 3031.0% . PREMIUMS .9% FIN. 40.0% . COMPANIES 22 20.0% - 30.0% 2012.0% .8% 30.0% 18 10.0% - 20.0% 10.9.6% 20.0% 8 0.0% - 10.0% 0. 6.4%10.0% 8 Total 100.0% Total 100 Source: Thomson Banker. 28

CURRENT RESEARCH ESTIMATES (Per Share Values) Broker Pric Sandler O'Neill $ Sidoti Broker Sandl e r O'Ne i l l Si doti Source: Bloomberg. 29

EADV/SALIENT RECEIVABLE VALUATION (Dollars in Millions) § Book value at 12/31/11 is based on a 12% discount rate for EADV and a 10% discount rate for the Salient Note§ Proceeds related to EADV are fully taxable § The table below indicates the value of the receivable based on Management’s 12% discount rate vs. a more conservative 20% discount rate VALUATION SENSITIVITY Es ti ma ted Ma r ket Va l ue Hi gh Low Source: Company filings and provided materials. 30

PROTON Weighted THERAPY CENTER (PTC) Average VALUATION Valuation (Dollars in Millions) § Value is derived from two sources: Managementdistributions Contract § Management’s valuation is based on a weighted average of valuation methods described below § combined gross book value of ownership position and management contract: $17.6mm DCF Estimated COMPANY NET BOOK VALUE APPROACH TERM SHEET VALUATION APPROACH Co Term sheet (CCM) Ownership Posi Estimated Pre Weighted Tax Rate Estimated After Combined Value After-tax (36.0%) Combined V Source: Company filings and provided materials. 31

B. ROCKET STOCK PERFORMANCE

ROCKET $5.50 - $6.00 Russell 200 . 0 (Shares in Millions) $5.00 - $5.50 S&P -$4.50 - $5.00 - $4.00 - $4.50 Average Volume - (000s Below $4.00 1 Year - 3 Years Total 12.0 3.00 4/09 Source: Capital IQ. 33

ROCKET STOCK PRICE HISTOGRAM (As of April 12, 2012) me olume 50.0% MONTH (WEIGHTED 6 AVG. 0.0% PRICE: . MONTH (WEIGHTED 20.0% . PRICE: . Volu Current Price: $6.36 Current Price: $6.36 50.0% 40.0% 10.0% V of of 0.0% 40.0% 0.0% % % 30.0% $5.00 to $6. 30.0% Total Shares Traded as a Percentage of Shares Outstanding: 2.9% Total Shares Traded as a Percentage of Shares Outstanding: 7.4% 6-MONTH (WEIGHTED 20.0% . PRICE: . 1-YEAR (WEIGHTED AVG. PRICE $7.09) Current Price: $6.36 Current Price: $6.36 10.0% 10.0% 5.2% 0.0% 0.0% $5.00 to $6. Total Shares Traded as a Percentage of Shares Outstanding: 18.2% Total Shares Traded as a Percentage of Shares Outstanding: 41.1% Source: FactSet. Light brown denotes current trading price. 34

C. ADDITIONAL INFORMATION

RIC EDELMAN (Dollars in Millions) § This information is included for reference purposes. It is not a part of our fairness analysis § Key put terms are as Implied Enterprise V Ric Edelman has the right to put his 24% interest in EFS to ROCKET Price is based on EFS’s TTM multiplied . Put is triggered by signingLTMfor6/30/12E expected EFSupon E closing Implied EBITDA Multi Transaction EBITDA M Implied Edelman P Discount of Edelman 36

EXPECTED EQUITY R EFC Put (Dollars in Millions) § Certain members of Company Management have agreed to roll a portion of the proceeds from the sale of their stock Total Don Sanders, George Ball, Ben Morris, Bruce McMaken, Ric Edelman and Ed Moore are parties to the contribution agreements Other members of Management, including Rick Berry, Joe Bottazzi and Lesley Roberts, are expected to sign employment agreements post-signing; rollover agreements for these individuals will be negotiated at that time Rollover arrangements with § The table below outlines the es Additional Potentia Rick Berry (a) Joe Bottazzi (a) Lesley Roberts (a) Total § Post-closing, members of Management will also be eligible for awards from the equity incentive pool, which comprises 16.25% of the post-closing fully-diluted company (a) Holder is preliminarily expected to roll over 50% of pre-tax proceeds from shares 50% of post-tax proceeds from RSUs. 37

FORTRESS AND ARES OVERVIEWS Market Capitaliz (Dollars in Millions) FORTRESS INVESTMENTEnterprise Valu § Fortress is a diversified global investment management firm with Total Assets approximately $43.7 billion in AUM as of December 31, 2011§ Employs multiple investment strategies – primarily private equity, credit, Book Value liquid markets and traditional fixed income§ Approximately 1,400 institutional clients and private investors worldwide 2011 Revenue § Raised $4.2 billion of new third-party capital and launched 8 new funds in 2011 Net Income 2011§ Fortress Credit Co LLC is the entity lending to ROCKET in the transaction Long-term Defa§ Fortress Credit Corp intends to purchase the EADV receivable Market Capitaliz ARES CAPITAL Enterprise Valu § Ares is a specialty finance company that is a closed-end, non-diversified Total Assets management investment company§ Regulated as a business development company (BDC) Book Value§ One of the largest BDCs with approximately $5.4 billion of total assets and 2011 Revenue $15 billion of total committed capital under management as of December 31, 2011 § Typically invests in middle market companies with annual EBITDA between 2011 Net Income $10 million and $250 million§ Ares Mezzanine Partners, L.P. is the vehicle lending to ROCKET in the Long-term Credi transaction Source: Company filings and Capital IQ. 38